Exhibit 10.43

March 1, 2010

Laurence Corash

Re:    New Compensation Terms

Dear Larry:

This letter agreement (the “Agreement”) memorializes your new compensation terms with Cerus Corporation (“Cerus” or the “Company”) which become effective as of March 1, 2010 (the “Effective Date”). You must sign and return this Agreement within five (5) business days after receipt in order to accept these new compensation terms.

NEW COMPENSATION TERMS

You will be paid semi-monthly at the base salary rate of $15,625.00, which calculates to an annual salary of $375,000.00 (the quoting of an annual salary is for illustrative purposes only). As you requested, the “Stock Program” (as defined in the employment terms agreement between you and the Company dated July 29, 2009 (the “Employment Terms Agreement”) is terminated, effective as of the Effective Date.

In addition, you will continue to participate in the Company’s Cash Bonus Plan for Senior Management of Cerus Corporation, as amended (the “Bonus Plan”), in accordance with the terms, conditions and limitations of the Bonus Plan. Your “cash bonus”, should one be awarded for 2010, will be paid as per the Bonus Plan, as amended on February 4, 2010. Annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Company’s Board of Directors (“Board”). As provided in the Bonus Plan, you must remain employed through the date the bonus is paid in order to earn and be eligible to receive a bonus; no pro rata or partial bonuses will be provided. The Board shall have the sole discretion to change or eliminate the Bonus Plan at any time, and to determine the amount of bonus earned, if any.

We agree that this change in compensation structure does not modify your at-will employment status, and both you and the Company retain the discretion to terminate your employment at any time, with or without cause, and with or without advance notice. In addition, the Company retains the discretion to modify your compensation terms from time to time.

This Agreement provides your complete compensation terms with the Company, and any other agreements (whether written or unwritten) between you and the Company regarding your compensation terms are hereby superseded and replaced with the compensation terms contained herein. Your other agreements with the Company (to the extent such agreements’ compensation terms are not superseded herein), including but not limited to the Employment Terms Agreement, your Proprietary Information and Inventions Agreement, and your equity award agreement(s), will continue in effect. In addition, this Agreement does not alter or effect the Cerus Corporation Change of Control Severance Benefit Plan.

This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

To indicate your understanding and acceptance of your new compensation terms, please sign and date below, and return this Agreement to me within five (5) business days. You may retain the enclosed additional copy of this Agreement for your files.

We look forward to your favorable reply and to continuing our productive work relationship.

Sincerely,

/s/ Claes Glassell
Claes Glassell
President and Chief Executive Officer

Understood and Accepted	/s/ Laurence Corash	Date 3/2/10
Laurence Corash